As filed with the Securities and Exchange Commission on March 30, 2015

Registration No. 333-146635

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRTUALSCOPICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	04- 3007151
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

500 Linden Oaks,

Rochester, New York 14625

(585) 249-6231

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James Groff

Chief Financial Officer

500 Linden Oaks,

Rochester, New York 14625

(585) 249-6231

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Gregory W. Gribben, Esq.

Woods Oviatt Gilman LLP

700 Crossroads Building

2 State Street

Rochester, New York 14614

Phone: (585) 987-2800

Facsimile: (585) 454-3968

Approximate date of commencement of proposed sale to the public: This post-effective amendment deregisters those shares of common stock that remain unsold hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Previously calculated and paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

We originally registered 797,391 shares of our common stock pursuant to the Registration Statement on Form S-3 (File No. 333-146635), filed with the Securities and Exchange Commission on October 11, 2007, declared effective by the Securities Exchange Commission on October 23, 2007. The shares were registered to permit resales of such shares by certain selling stockholders named in the Registration Statement. Our obligation to maintain the effectiveness of the Registration Statement for the unsold shares of common stock has expired.

Pursuant to this Post-Effective Amendment to the Registration Statement on Form S-3, we are seeking to deregister those shares of common stock that were registered pursuant to the Registration Statement and remain unsold thereunder. Therefore, in accordance with our undertaking contained in Part II of the Registration Statement, we hereby amend the Registration Statement to withdraw from registration all shares of common stock that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing this registration statement on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on March 30, 2015.

VIRTUALSCOPICS, INC.

/s/ Eric Converse
Eric Converse
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of VirtualScopics, Inc. hereby constitutes and appoints each of Eric Converse and James Groff, his attorney-in-fact and agent, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act, with the SEC, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Date: March 30, 2015	By: /s/ Eric Converse
Name: Eric Converse Title: Director, President and Chief Executive Officer (Principal Executive Officer)

Date: March 30, 2015	By:/s/ James Groff Name: James Groff Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Date: March 30, 2015	By:/s/ Bruce Lev Name: Bruce Lev Title: Director
Date: March 30, 2015	By:/s/ Andrew Levitch Name: Andrew Levitch Title: Director

Date: March 30, 2015	By:/s/ Robert G. Klimasewski Name: Robert G. Klimasewski Title: Director

Date: March 30, 2015	By:/s/ Charles E. Phelps Name: Charles E. Phelps Title: Director
Date: March 30, 2015	By:/s/ Terence A. Walts Name: Terence A. Walts Title: Director
Date: March 30, 2015	By:/s/ Michael Woehler Name: Michael Woehler Title: Director

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

24	Power of Attorney (1)

(1)	Contained in the signature page hereto.